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                                                                    EXHIBIT 10.2



July 10, 2002

Mr. Kenneth J. Lapiejko
P. O. Box 123
112 Isleworth Court
Advance, NC 27006

Dear Ken:

Upon notification by R. J. Reynolds Tobacco Holdings, Inc., your employer, that your active employment is coming to an end, this letter constitutes the entire agreement by and among R. J. REYNOLDS TOBACCO HOLDINGS, INC., R. J. REYNOLDS TOBACCO COMPANY (collectively the "Company"), its successors, affiliates and/or assigns, and you regarding the termination of your employment relationship with the Company and is in full and final satisfaction of all the Company's obligations to you under your Amended Letter Agreement dated March 17, 1994, including all applicable amendments (the "Letter Agreement") and your enhanced special severance letter dated March 12, 2002. No benefits or payments other than those expressly provided herein shall be paid or payable. Except as otherwise defined herein, capitalized terms herein shall be defined as in the Letter Agreement. Except as otherwise specifically provided herein, the benefits provided herein and the payments made and to be made hereunder through your Separation Date are to be provided or made without regard as to whether or not you become employed by another employer unaffiliated with the Company and without regard to your death or Permanent Disability. The severance-related compensation and/or benefits as described in this letter, represent the Company's entire severance obligation to you and are in lieu of any such compensation and/or benefits to which you would otherwise have been entitled under the Company's Salary and Benefit Continuation Program (the "SBC"). If there is any conflict or ambiguity with any prior agreement or program, the provisions of this Agreement will control.

Please read the rest of this letter carefully. Then sign the copy of this Letter of Agreement where indicated on the last page and return it to Steve Karr or me.

     1.   a.   You will continue as a regular full-time employee through
               July 19, 2002. If you voluntarily quit or are terminated by the Company for violation of Company rules, policies, guides or standards of conduct before that date, you will not receive the benefits described below.

          b. The date of your termination from active employment is July 19, 2002 (your "Termination Date"). Your Compensation Continuance commences July 20, 2002,


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Kenneth J. Lapiejko
Page 2


               and continues through July 31, 2005, which will be your official "Separation Date" for Company records. "Compensation Continuance" is a paid leave of absence and is calculated as follows:

                  Current Annual Rate of Base Salary           $416,000
                  AIAP at Target (75% of Base Salary)          $312,000
                                                               --------
                  Total Cash Compensation                      $728,000

                  Total Annual Compensation paid for 3 years   $728,000 per year

               Based on the foregoing, Compensation Continuance will be paid monthly at the rate of $60,666.67 for the period of Compensation Continuance and will be subject to deductions for income tax withholding, FICA, employee benefit plan contributions and other authorized deductions.

          c. Compensation Continuance is provided in order to preserve the Company's access to you although you will be relieved of all your normal duties and responsibilities. You agree that you will personally provide reasonable assistance and cooperation in locating or obtaining information concerning the Company (past or present) about which you are knowledgeable.

          d. You acknowledge that as of June 19, 2002, your active employment with the Company will end irrevocably and will not be resumed again at any time in the future except upon mutual agreement of the parties hereto.

          e. During Compensation Continuance, if you become employed by an employer not affiliated with the Company, Compensation Continuance will continue. You will continue to be eligible to participate in the Company's Capital Investment Plan. However, other benefits under the Employee Benefits Programs shall be appropriately terminated, coordinated, or offset to the extent provided for by the other employer.

     2. If you die during Compensation Continuance, any Compensation Continuance amounts that would have been paid to you had you lived until your Separation Date will be paid in a lump sum to your estate.

     3.   As of your Termination Date, no further vacation will accrue.
          Unused 2002 vacation plus vacation for 2003, accrued in 2002, will be paid in a lump sum at the end of Compensation Continuance and is not includable for any benefit plan calculations.

     4. During Compensation Continuance, you may continue to participate in the employee benefit programs in which you participated as of your Termination Date except as otherwise provided in this Letter of Agreement or by the terms of the individual program. You may participate as though you were an active employee, subject to the continuation of applicable

Kenneth J. Lapiejko
Page 3


          payroll deductions. Such participation will be subject to the terms, provisions and conditions of such programs, including the Company's right to amend, modify or terminate the programs. Employee Benefit Programs do not include the Annual Incentive Award Plan ("AIAP") or the Long-Term Incentive Plan ("LTIP"), the disposition of which is detailed in other provisions of this Agreement.

          Unless otherwise specified by the Company in its sole discretion, changes in the Employee Benefit Programs after the date of this letter will not apply to you, unless otherwise required by law. New benefit programs that replace or supersede current programs will apply to you if the Company chooses not to continue to make the current programs available to employees on Compensation Continuance.

          The following is a summary of benefit continuation:

          Your participation in the R. J. Reynolds Holdings, Inc., Welfare Benefit and Insurance Plans ("Welfare Plan") and Flexible Perquisite Program, except for the Short- and Long-Term Disability Plans, will continue until the end of Compensation Continuance, provided you make any required Plan contributions in the manner specified by the Company. If, as a result of the foregoing sentence you are carried into a new Welfare Plan year, you will be required to reenroll in the same manner as active employees. Should you become employed by an employer not affiliated with the Company, health care coverage provided by your new employer will be coordinated with health care benefits provided by the Company.

          Your participation in the group medical, dental and life insurance plans in which you now participate will continue during Compensation Continuance subject to the terms, provisions and conditions of such plans, including the Company's right to amend, modify or terminate the Plans. As an employee eligible for retirement under a Company-sponsored retirement plan following the end of your Compensation Continuance, you are eligible for medical, dental and life insurance benefits during retirement, subject to the terms, provisions and conditions of such plans, including the Company's right to amend, modify or terminate the Plans. Details of these benefits will be provided prior to your retirement date.

          During Compensation Continuance, you will continue to accrue service and benefits under all Company-sponsored retirement plans in which you currently participate. For benefits based on an Average Final Compensation calculation, your compensation will be deemed to be full pay (i.e., annual rate of base salary and AIAP) for the period of Compensation Continuance.

          During Compensation Continuance, you may continue to make contributions to the R. J. Reynolds Capital Investment Plan, and you retain all other rights under the Plan, including the right to transfer investments between funds, change your contribution amount, and to request withdrawals. However, no loan applications will be approved during Compensation

Kenneth J. Lapiejko
Page 4


          Continuance. Following your Separation Date, you may elect to have your account balance distributed to you in accordance with the terms of the Plan.

          Since you will be at least age 55 with 10 or more years of retirement service as of your Separation Date, you will be entitled to an Early Retirement benefit under the Company's retirement plan commencing the first day of the month following the end of your Compensation Continuance. In accordance with your March 12, 2002, enhanced special severance letter, for the purposes of calculating total retirement benefits, including vesting for purposes of retiree health contributions, you will be deemed to have 30 years of credited and eligibility service upon your retirement from the Company. Prior to your Separation Date, you will be given appropriate retirement application forms and other retirement materials.

     5. You will continue to be eligible to receive the benefits of the Flexible Perquisite Program during Compensation Continuance. At the end of Compensation Continuance, you may purchase the Company car under the terms of the Flexible Perquisite Program.

     6. You will be paid an award under the Annual Incentive Award Plan for your months of active employment during the 2002 plan year based on the target award for the plan year and adjusted for actual financial performance of the Company. This award will be paid to you at the same time as other Plan participants, cannot be deferred, and is the last AIAP award to be made to you. Payment of any such award will be subject to appropriate taxes and a CIP contribution, if applicable. In addition, as a participant in AIAP, you will be paid your target AIAP over the period of Compensation Continuance as set forth in Paragraph 1 above. This was determined by dividing your AIAP target amount by the number of pay periods in a year and including such amount in the subtotal in determining each Compensation Continuance payment. Thus, there will be no lump sum AIAP award payment for the period of Compensation Continuance.

     7. Prior to your Termination Date, you are expected to submit expense reports for all outstanding travel, entertainment and other business expenses. If any expense report(s) reflect any amounts owing to the Company, such expense will be deducted from Compensation Continuance payments as necessary. In addition, prior to your last day of active employment, you must return all Company equipment such as cellular telephones or personal computers, or the value of such equipment, as determined by the Company, shall be deducted from the calculation of your Compensation Continuance.

Kenneth J. Lapiejko
Page 5


     8. The estimated value of your other compensation is summarized as follows:

                                                                       AT RETIREMENT (ASSUMES
     COMPENSATION                   CURRENT VALUE                      8/1/2005 RETIREMENT DATE)
     ------------                   -------------                      ------------------------

     a.  1998 PARS                  TOB - 26,800 Vested -              Will be automatically paid 2/03 if there
                                    $0 Value                           is a value

     b.  1999 PARS                  TOB - 34,000 Vested                If not exercised before, will be automatically
                                    Floor Value - $172,822             paid 2/03

     c.  RJR Stock Options
         4/27/95 Surrender/Reissue  12,833 @ $26.0960                  Expires 4/27/10
         4/27/95 Premium Grant      7,759 @ $28.7039                   Expires 4/27/10
         3/05/96 1996 LTIP          7,762 @ $33.7058                   Expires 3/05/06

     d.  1998 RJR Restricted Stock  2,383 Shares (rounded up)          Prorate 2,666.67 X 53.61/60; vest 7/19/02
                                                                       (last day of active employment)

     e.  1999 Tandem Agreement      70,000 Options @ $32.4375          50% of 140,000 vest on 6/15/02; expire 6/15/09

                                    16,590 Options @ $32.4375          140,000 X 37.11/60 = 86,590 - 70,000; expire 6/15/09
                                                                       Cancel 35,000 Restricted Stock
                                                                       Note:  If restricted stock has more value at time of
                                                                       retirement, 100% of stock options would be cancelled
                                                                       and restricted stock would be prorated.

     f.  2000 Grant                 25,332 Shares Restricted Stock     Prorate 30,798 X 29.61/36; vest 7/19/02
                                                                       (last day of active employment)

                                    688,725 PUPs                       Prorate 810,000 X 30.61/36; scored and paid 2/03
                                                                       (Automatically Paid)

     g.  2001 Grant                 6,366 Shares Restricted Stock      Prorate 13,012 X 17.61/36; vest 7/19/02
                                                                       (last day of active employment)

                                    418,725 PUPs                       Prorate 810,000 X 18.61/36; scored and paid 2/04
                                                                       (Automatically Paid)

     9. If you are an active participant in the Tuition Refund Plan on your Termination Date and all of the requirements of the Plan are fulfilled, you will continue to be eligible for tuition aid reimbursement during Compensation Continuance for courses completed during Compensation Continuance.

     10. If otherwise eligible, you may continue to participate or newly enroll in the MedSave Retiree Savings Plan during Compensation Continuance. Upon your Separation Date, no further contributions will be permitted; however, your account(s) including any applicable Company match will be maintained with continued interest growth. Distribution of your account(s) will be processed in accordance with program rules for active employees.

     11. You shall be covered by the same liability and indemnification programs afforded to other officers for acts that occurred while you were an officer of the Company and/or its affiliates.

Kenneth J. Lapiejko
Page 6


     12. You shall maintain the terms and conditions of this Agreement in confidence. In addition, you will not without prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership or corporation or other entity any confidential information pertaining to the businesses of R.J. Reynolds Holdings, Inc., R. J. Reynolds Tobacco Company or any of their affiliates, except (i) while employed by the Company in the business of and for the benefit of the Company or (ii) when required to do so by a court of competent jurisdiction by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order you to divulge, disclose or make accessible such information. For purposes of this Agreement, "Confidential Information" shall mean non-public information concerning R.J. Reynolds Holdings, Inc., R. J. Reynolds Tobacco Company or any of their affiliate companies' data, strategic business plans, product development data (or other proprietary product data), customer lists, marketing plans and other proprietary information, except for specific items which have become publicly available information (other than such items which you know have become publicly available through a breach of fiduciary duty or any confidentiality agreement.)

          a. You will personally provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company.

          b. You will promptly notify the Company if you receive any requests from anyone other than an employee or agent of the Company for information regarding the Company which could reasonably be construed as being proprietary, non-public or confidential or if you become aware of any potential claim or proposed litigation against the Company.

          c. You will refrain from providing any information related to any claim or potential litigation against the Company to any non-Company representatives without either the Company's written permission or being required to provide information pursuant to legal process.

          d. If required by law to provide sworn testimony regarding any Company-related matter, you will consult with and have Company-designated legal counsel present for such testimony. The Company will be responsible for the costs of such designated counsel and you will bear no cost for it.

          e. If you are required by law to provide sworn testimony regarding any Company-related matter and if you require legal counsel to represent and protect your interest (in addition to the Company-designated legal counsel provided for under subparagraph D herein), the Company will reimburse you for any legal expenses (including, but not limited to, the costs of any attorney reasonably acceptable to you and the Company, which acceptance by the Company shall not be unreasonably withheld) and other out-of-pocket expenses you may incur in relation to such testimony.

Kenneth J. Lapiejko
Page 7



          f. You will cooperate with the Company's attorneys to assist their efforts, especially on matters you have been privy to, holding all privileged attorney-client matters in strictest confidence unless ordered to do otherwise by a court of competent jurisdiction or a committee of the Congress of the United States or of a state legislature. You understand that you will be reimbursed for travel, food, lodging or similar out-of-pocket expenses incurred at the Company's request in discharging any of your obligations under this Agreement.

          g. Nothing in sentences a-f of the above paragraph is intended to apply to governmental or judicial investigations, including but not limited to an investigation by any agency or department of the federal or state government, any hearing before a committee of the Congress of the United States or of a state legislature, any investigation or proceeding by or of a special prosecutor, or any proceeding brought before a grand jury; provided, however, the Company will reimburse you for legal expenses including, but not limited to, the cost of any attorney reasonably acceptable to the Company and other out-of-pocket expenses if you are compelled to appear in a governmental or judicial investigation.

     13. Except as otherwise stated herein, no benefits (other than those provided by a Tax-qualified Plan or Trust) or promise hereunder shall be secured by any specific assets of the Company. The payments under this Agreement shall not be assigned by you or anticipated in any way and any such attempted assignment will be void.

     14. You agree not to apply for unemployment insurance attributable to your period of Compensation Continuance.

     15.  IN CONSIDERATION OF THE COMPENSATION AND BENEFITS SET FORTH IN
          THIS AGREEMENT, YOU VOLUNTARILY, KNOWINGLY AND WILLINGLY RELEASE AND FOREVER DISCHARGE THE COMPANY, ITS PARENTS, SUBSIDIARIES AND AFFILIATES, TOGETHER WITH THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS, AND EACH OF THEIR PREDECESSORS, SUCCESSORS AND ASSIGNS, FROM ANY AND ALL CHARGES, COMPLAINTS, CLAIMS, PROMISES, AGREEMENTS, CONTROVERSIES, CAUSES OF ACTION AND DEMANDS OF ANY NATURE WHATSOEVER WHICH AGAINST THEM YOU OR YOUR EXECUTORS, ADMINISTRATORS, SUCCESSORS OR ASSIGNS EVER HAD, NOW HAVE OR HEREAFTER CAN, SHALL OR MAY HAVE BY REASON OF ANY MATTER, CAUSE OR THING WHATSOEVER ARISING TO THE TIME YOU SIGN THIS AGREEMENT. YOU FURTHER AGREE THAT YOU WILL NOT SEEK OR BE ENTITLED TO ANY AWARD OF EQUITABLE OR MONETARY RELIEF IN ANY PROCEEDING OF ANY NATURE BROUGHT ON YOUR BEHALF ARISING OUT OF ANY OF THE MATTERS RELEASED BY THIS PARAGRAPH. THIS RELEASE INCLUDES, BUT IS NOT LIMITED TO ANY RIGHTS OR CLAIMS RELATING IN ANY WAY TO YOUR EMPLOYMENT RELATIONSHIP WITH THE COMPANY, OR THE TERMINATION THEREOF, OR UNDER ANY STATUTE, INCLUDING THE AGE DISCRIMINATION IN EMPLOYMENT ACT, TITLE VII OF THE CIVIL RIGHTS ACT, THE AMERICANS WITH DISABILITIES ACT, OR ANY OTHER FEDERAL, STATE OR LOCAL LAW.

Kenneth J. Lapiejko
Page 8


     16. By signing this Agreement, you represent that you have not commenced any proceeding against the Company in any forum (administrative or judicial) concerning your employment or the termination thereof. You further acknowledge that you were given sufficient notice under the Worker Adjustment and Retraining Notification Act (the "WARN Act") and that the termination of your employment does not give rise to any claim or right to notice, or pay or benefits in lieu of notice under the WARN Act. In the event any WARN act issue does exist or arises in the future, you agree and acknowledge that the payments and benefits set forth in this Agreement shall be applied to any pay or benefits in lieu of notice required by the WARN Act, provided that any such offset shall not impair or affect the validity of any provision of this Agreement, including the release set forth in paragraph 15.

     17. In consideration of the additional consideration referenced in this Agreement, you covenant and agree that during the period of Compensation Continuance (i) you will not directly or indirectly (whether as owner, partner, consultant, employee, or otherwise) engage in any of the "major" businesses in which R. J. Reynolds Tobacco Holdings, Inc., R. J. Reynolds Tobacco Company or any of their affiliates are engaged and (ii) you will not, on your own behalf or on behalf of any person, firm or company, directly or indirectly, for a period of 12 months following your termination, offer employment to any person who was, at the time of your termination, employed by R. J. Reynolds Tobacco Holdings, Inc., R. J. Reynolds Tobacco Company, or any other affiliates.

     18. "Major businesses" for this purpose are the major business segments of R.J. Reynolds Tobacco Holdings, Inc., R. J. Reynolds Tobacco Company or any of their affiliates dealing in the manufacture, sale or marketing of tobacco and smoking products or products deemed to be in competition with smoking products, including but not limited to those developed, marketed or intended to be used as part of smoking cessation programs, or as tobacco or smoking substitutes. You and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances and further agree that if, in the opinion of any court of competent jurisdiction, such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.

     19. The Company advises you that you may wish to consult with an attorney of your choosing prior to signing this Agreement. You understand and agree that you have the right and have been given the opportunity to review this Agreement, specifically the release in paragraph 15, with an attorney of your choice should you so desire. You have entered into this Agreement freely, knowingly and voluntarily. After a Change of Control (as defined under the LTIP), the Company shall pay to you as incurred all legal and accounting fees and expenses incurred by you in seeking to obtain or enforce any right or benefit provided by this Agreement or any other compensation-related plan, agreement or arrangement of the Company unless your claim is found by a tribunal of competent jurisdiction to have been frivolous.

Kenneth J. Lapiejko
Page 9


     20. You will be reimbursed for travel, food, lodging or similar out-of-pocket expense incurred at the Company's request in discharging any of your obligations under this Agreement. If the Company reasonably determines that you have violated any of your obligations under this Agreement, then the Company may, at its option, terminate the Compensation Continuance and any other benefits hereunder; and the Company may demand the return of all Compensation Continuance payments already made and you hereby agree to return such payments upon such demand. If after such demand you fail to return said payments, the Company has the right to commence judicial proceedings against you to recover any and all of its attorney's fees and costs. The Executive Vice President - Human Resources or the designated representative thereof shall have exclusive authority to interpret this Agreement. The decision of the Executive Vice President - Human Resources with respect to any question arising as to the amount, term, form, and time of payment of benefits under this Agreement or any other matter concerning this Agreement shall be final, conclusive and binding on both you and the Company.

     21. This Agreement may not be amended except in writing signed by you and the Company, and no amendments or modifications are contemplated at this time. This Agreement shall not be construed to provide any rights to anyone other than you and the Company.

     22. If you have any questions about this Agreement, contact Ann A. Johnston or Stephen P. Karr in the Human Resources Department.

     23. You have at least twenty-one (21) days to consider the terms of this Agreement, although you may sign and return it sooner if you wish. This Agreement may be revoked by you for a period of seven (7) consecutive calendar days after you have signed and dated it, and after such seven (7) days it becomes final.

     24. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of North Carolina and the United States of America without reference to rules relating to conflicts of law.

Please indicate your acceptance of the terms of this Agreement by signing this letter and returning it to me.

                                      Sincerely,

                                      R. J. REYNOLDS TOBACCO HOLDINGS, INC.


                                      /s/ Ann A. Johnston
                                      ------------------------------
                                      Ann A. Johnston
                                      Executive Vice President
                                      Human Resources
Understood and agreed:

   /s/ Kenneth J. Lapiejko
----------------------------
   Kenneth J. Lapiejko

Date:  7/15/02
     ---------------